Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

AGEAGLE AERIAL SYSTEMS INC.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, $0.001 par value per share	457(a) and 457(c)	1,000,000	$1.03	(2)	$1,030,000	$0.00015310	$157.69
Fees previously paid(3)	Equity	Common Stock, $0.001 par value per share	457(a) and 457(c)	5,500,000	$2.13	(4)	$11,715,000	$0.00015310	$1,793.57

	Total Offering Amounts						$12,745,000		$1,951.26
	Total Fees Previously Paid								$1,793.57
	Total Fee Offsets								—
	Net Fee Due								$157.69

(1)	Represents an aggregate of 6,500,000 shares of the Registrant’s Common Stock issuable upon the conversion of shares of Series F Convertible Preferred Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant’s Common Stock as reported on the NYSE American on April 4, 2025, which is within five business days of the filing of this pre-effective amendment to the Registrant’s registration statement, of $1.03 per share.
(3)	The Registrant previously paid a registration fee in the amount of $1,793.57 in connection with the initial filing of this registration statement on February 14, 2025 (the “Initial Registration Statement Filing”).
(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant’s Common Stock as reported on the NYSE American on February 12, 2025, which was within five business days of the Initial Registration Statement Filing, of $2.13 per share.